Exhibit 99.1

Seattle Genetics Reports Second Quarter 2014 Financial Results

-Total Second Quarter Revenues of $68.3 Million, Including $44.8 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Product Sales-

-ADCETRIS 2014 Net Sales Guidance Increased to a Range of $160 million to $170 million-

-ADCETRIS Phase 3 AETHERA Clinical Trial Top-Line Data to be Reported by October 2014-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — July 31, 2014 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2014. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development accomplishments, progress with its antibody-drug conjugate (ADC) pipeline, collaborator updates and upcoming activities.

“We reported record ADCETRIS net sales in the second quarter, up 16 percent from the first quarter of 2014, while also generating clinical data to support our vision of establishing ADCETRIS as the foundation of care for a broad array of CD30-expressing hematologic malignancies,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “In addition, we are advancing our proprietary pipeline programs, highlighted recently with encouraging interim data from our phase 1 trial of SGN-CD19A and continued progress by our ADC collaborators. Across the industry, more than 60 percent of the roughly 40 clinical-stage ADCs utilize Seattle Genetics technology, illustrating our leadership position in the field and the potential impact ADCs may have on the future of cancer treatment.”

Recent Highlights

•	Takeda Pharmaceutical Company Limited (Takeda) received marketing authorizations for ADCETRIS in additional countries, including Israel and Kazakhstan. ADCETRIS is now approved in more than 40 countries worldwide.

•	Reported interim phase 1 clinical data from SGN-CD19A, a proprietary ADC in development for the treatment of B-cell malignancies, at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting. SGN-CD19A induced objective responses with multiple complete remissions and a safety profile that is generally manageable. Enrollment and dose optimization of SGN-CD19A are ongoing in two phase 1 trials. The apparent absence of significant neuropathy or bone marrow suppression may enable future clinical trials with novel combination regimens.

•	Continued to demonstrate the value of Seattle Genetics’ ADC technology through clinical data presentations by multiple ADC collaborators at ASCO, including Genentech (a member of the Roche Group), AbbVie and Progenics.

•	Achieved a milestone payment under an ADC collaboration with Bayer triggered by a phase 1 trial initiation of an ADC for solid tumors utilizing Seattle Genetics technology.

Upcoming Activities

•	Report ADCETRIS phase 3 AETHERA clinical trial data by October 2014. The AETHERA trial is evaluating ADCETRIS for Hodgkin lymphoma patients at risk of relapse following autologous stem cell transplant.

•	Report data from phase 2 clinical trials with ADCETRIS by the end of 2014, including trials in diffuse large B-cell lymphoma and Hodgkin lymphoma.

•	Report additional data from two phase 1 trials of SGN-CD19A in acute lymphoblastic leukemia and non-Hodgkin lymphoma by the end of 2014.

•	Report data from a phase 1 trial of SGN-CD33A in acute myeloid leukemia by the end of 2014.

•	Initiate a phase 1 trial of SGN-CD70A in CD70-positive malignancies in the third quarter of 2014.

Second Quarter and Six Months 2014 Financial Results

ADCETRIS net sales for the second quarter and year-to-date periods ended June 30, 2014 increased to $44.8 million and $83.5 million, respectively, from $35.7 million and $69.7 million for the same periods in 2013. Royalty revenues increased to $7.3 million and $20.0 million in the second quarter and year to date in 2014 from $3.5 million and $5.9 million in 2013, driven by Takeda’s sales of ADCETRIS in its territory as well as a sales-based milestone in the first quarter of 2014. Collaboration revenues for the second quarter and year-to-date in 2014 were $16.2 million and $33.1 million, respectively, which reflect decreases from the comparable periods in 2013. Second quarter 2013 collaboration revenues included substantial amounts related to ADC agreements, including the earned portion of an upfront payment under a new ADC collaboration with Bayer. Total revenues were $68.3 million and $136.6 million for the second quarter and year-to-date in 2014 compared to $73.6 million and $130.9 million for the same periods in 2013.

Total costs and expenses for the second quarter of 2014 were $86.0 million, compared to $80.6 million for the second quarter of 2013. For the first six months of 2014, total costs and expenses were $170.6 million, compared to $154.3 million in the first six months of 2013. The increase in 2014 costs and expenses was primarily driven by investment in the company’s ADC pipeline and expanded ADCETRIS clinical development costs.

Under the ADCETRIS collaboration with Takeda, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda and Seattle Genetics on a 50:50 basis. Net reimbursement funding received from or paid to Takeda is included as a component of collaboration revenue and recognized over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments.

Non-cash, share-based compensation cost for the first six months of 2014 was $18.7 million, compared to $13.4 million for the first six months of 2013.

Net loss for the second quarter of 2014 was $17.6 million, or $0.14 per share, compared to a net loss of $6.9 million, or $0.06 per share, for the second quarter of 2013. For the six months ended June 30, 2014, net loss was $33.9 million, or $0.28 per share, compared to a net loss of $23.2 million, or $0.19 per share, for the same period in 2013.

As of June 30, 2014, Seattle Genetics had $349.2 million in cash, cash equivalents and investments, compared to $355.4 million as of March 31, 2014 and compared to $374.3 million as of December 31, 2013.

2014 Financial Outlook

Seattle Genetics anticipates that 2014 revenues from ADCETRIS net product sales in the U.S. and Canada will be slightly higher than previously anticipated, and are now expected to be in the range of $160 million to $170 million. The company also anticipates that 2014 research and development expenses will be slightly lower than previously anticipated, and are now expected to be in the range of $235 million to $250 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 800-839-7875 (domestic) or 913-312-0979 (international). The conference ID is 7088135. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 7088135. The telephone replay will be available until 5:00 p.m. PT on Monday, August 4, 2014.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin), is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in more than 40 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenues for the year 2014. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that sales of ADCETRIS may not be as expected. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents and short term investments	$349,209	$374,267
Other assets	120,406	109,631

Total assets	$469,615	$483,898

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$61,580	$59,348
Deferred revenue and long-term liabilities	182,205	194,365
Stockholders’ equity	225,830	230,185

Total liabilities and stockholders’ equity	$469,615	$483,898

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Net product sales	$44,782	$35,736	$83,498	$69,656
Collaboration and license agreement revenues	16,192	34,282	33,074	55,291
Royalty Revenues	7,334	3,540	20,007	5,939

Total revenues	68,308	73,558	136,579	130,886

Costs and expenses
Cost of sales	4,088	3,311	7,752	6,480
Cost of royalty revenues	2,644	1,447	5,108	2,372
Research and development	53,694	52,273	108,190	100,008
Selling, general and administrative	25,525	23,536	49,543	45,422

Total costs and expenses	85,951	80,567	170,593	154,282

Loss from operations	(17,643)	(7,009)	(34,014)	(23,396)
Investment and other income, net	53	110	123	233

Net loss	$(17,590)	$(6,899)	$(33,891)	$(23,163)

Basic and diluted net loss per share	$(0.14)	$(0.06)	$(0.28)	$(0.19)

Weighted-average shares used in computing basic and diluted net loss per share	123,209	121,317	123,053	120,888